EXHIBIT 21
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                     LIST OF SUBSIDIARIES
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     The Partnership is a general partner in Arvida/JMB Partners and The
AOK Group, both of which are Florida general partnerships. The Partnership is the owner of Southeast Florida Holdings, Inc., an Illinois corporation. The Partnership is a limited partner in Weston Hills Country Club Limited Partnership, a Delaware limited Partnership. The Partnership also owns, through Arvida/JMB Partners, the membership interest in Weston Town Center, LLC, a Delaware limited liability company.